UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2006

NUCOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-4119	13-1860817
(Commission File Number)	(IRS Employer Identification No.)

2100 Rexford Road, Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 366-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

At the 2005 Annual Meeting of Stockholders, the stockholders of Nucor Corporation (“Nucor”) approved the 2005 Stock Option and Award Plan (the “2005 Stock Plan”). The 2005 Stock Plan provides for Nucor to grant stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares to key employees and non-employee directors.

On February 22, 2006, pursuant to the 2005 Stock Plan, Nucor’s Board of Directors approved the grant to non-employee directors of restricted stock units, in lieu of the stock options previously granted to non-employee directors. Nucor will grant the restricted stock units one time per year commencing on June 1, 2006 and continuing on each June 1 thereafter until further action by the Board of Directors. The number of restricted stock units to be granted on each June 1 will be equal to $60,000 ($90,000 in the case of the Non-Executive Chairman or the person holding the substantially equivalent position) divided by the fair market value of a share of Nucor common stock on the last trading day immediately preceding the grant date and rounding the number so determined down to the next whole unit. The grants will be made using the form of Restricted Stock Unit Award Agreement filed herewith as Exhibit 10.1 to this report. The restricted stock units granted to each non-employee director will be fully vested on the grant date and payable to the non-employee director in the form of shares of Nucor common stock as soon as practicable after the termination of the director’s service on the Board of Directors.

On February, 22, 2006, Nucor’s Board of Directors also approved an increase in the amounts payable to non-employee directors in cash for their board and committee service. The amounts payable on an annual basis are set forth below.

Board/Committee Position	Annual Fee
Non-Executive Chairman	$90,000
Board Member (other than Non-Executive Chairman)	$60,000
Audit Committee Chairman	$12,000
Governance, Nominating or Compensation and Executive Development Committee Chairman	$6,000

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Restricted Stock Unit Award Agreement

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUCOR CORPORATION

By:	/s/ Terry S. Lisenby
Terry S. Lisenby
Chief Financial Officer, Treasurer and Executive Vice President

Dated: February 27, 2006

3

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Restricted Stock Unit Award Agreement

4